================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 6)

                         ------------------------------

                             LIFE TECHNOLOGIES, INC.
                                (Name of Issuer)

COMMON STOCK, $.01 PAR VALUE PER SHARE                              532177201
   (Title of class of securities)                                (CUSIP number)

                            RICHARD A. WEINBERG, ESQ.
                        C/O ISP MANAGEMENT COMPANY, INC.
                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470
                                 (973) 628-3000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                                DECEMBER 3, 1999
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

                         (Continued on following pages)

                              (Page 1 of 45 Pages)

================================================================================


NY2:\852563\03\$9%B03!.DOC\54104.0014

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 2 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON              ISP OPCO HOLDINGS INC.
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                            0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  3,384,600
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                       0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             3,384,600
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                          3,384,600
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):    13.56%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 3 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             ISP INVESTMENTS INC.
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              2,932,600
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:              452,000
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         2,932,600
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:         452,000
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    3,384,600
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):    13.56%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 4 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             ISP IRELAND
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Ireland
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              452,000
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         452,000
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    452,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):    1.81%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 5 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON            INTERNATIONAL SPECIALTY
                   S.S. OR I.R.S. IDENTIFICATION NO.   PRODUCTS INC.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    121,670
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                3,384,600
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               121,670
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:           3,384,600
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                        3,506,270
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):    14.05%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 6 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             BEAR, STEARNS & CO. INC.
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, PF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            DELAWARE
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                 342,751
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                92,000
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:            342,751
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:           92,000
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                       434,751
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     1.74%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 7 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             FREDERICK R. ADLER
                   S.S. OR I.R.S. IDENTIFICATION NO.    INTANGIBLE ASSET
                   OF ABOVE PERSON                      MANAGEMENT TRUST

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            NEW YORK
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    713,395
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                        0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               713,395
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:                   0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                          713,395
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     2.86%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 8 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON           THE COHEN REVOCABLE TRUST
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            California
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:               397,100
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                   0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:          397,100
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:              0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                     397,100
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):    1.59%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 9 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             A. CHANG
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            USA
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              135,500
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         135,500
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    135,500
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.54%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            IN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 10 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON            YORK CAPITAL MANAGEMENT,
                   S.S. OR I.R.S. IDENTIFICATION NO.     L.P.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              78,700
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                 0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         78,700
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:            0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    78,700
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.32%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 11 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             DINAN MANAGEMENT, L.L.C.
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            New York
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:             78,700
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:        78,700
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                     78,700
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.32%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 12 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON            JGD MANAGEMENT CORP.
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            AF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                 23,100
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                    0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:            23,100
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:               0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                       23,100
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.09%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 13 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             YORK INVESTMENT LIMITED
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Bahamas
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                129,600
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                    0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:           129,600
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:               0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                      129,600
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.52%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 14 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             DINAN MANAGEMENT
                   S.S. OR I.R.S. IDENTIFICATION NO.    CORPORATION
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            AF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:            129,600
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:       129,600
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    129,600
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.52%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 15 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             JAMES G. DINAN
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            AF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            USA
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                      0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:              231,400
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                 0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:         231,400
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                      231,400
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.93%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            IN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 16 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             IDOYA PARTNERS
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                           WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            New York
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:            405,000
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:       405,000
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    405,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     1.62%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 17 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON            PRESCOTT ASSOCIATES
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                           WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            New York
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                      0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:              331,650
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                 0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:         331,650
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                      331,650
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     1.33%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 18 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             PRESCOTT INTERNATIONAL
                   S.S. OR I.R.S. IDENTIFICATION NO.    PARTNERS, L.P.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                           WC
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                           0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                    19,950
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                      0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:               19,950
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                            19,950
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.08%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 19 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON           THOMAS W. SMITH AS TRUSTEE
                   S.S. OR I.R.S. IDENTIFICATION NO.  FOR THE JACK McKENZIE
                   OF ABOVE PERSON                    TRUST UNDER AGREEMENT
                                                      DATED APRIL 12, 1992
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            New York
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                        150
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                        0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                   150
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:                   0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                              150
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   0.0006%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 20 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON           THOMAS W. SMITH AS TRUSTEE
                   S.S. OR I.R.S. IDENTIFICATION NO.  FOR THE LEO CARROLL
                   OF ABOVE PERSON                    WOLFENSOHN TRUST UNDER
                                                      AGREEMENT DATED
                                                      MARCH 9, 1994

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            New York
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    150
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                    0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               150
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:               0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                          150
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):   0.0006%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 21 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             THOMAS W. SMITH
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF, AF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            USA
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                     70,300
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  756,600
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                70,300
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             756,600
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                          826,900
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     3.31%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            IN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 532177201                    13D               Page 22 of 45 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             THOMAS N. TRYFOROS
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [X]
                                                                         (b) [ ]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            AF
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            USA
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                      0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:              756,600
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:                 0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:         756,600
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                      756,600
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     3.03%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            IN
------------------ -------------------------------------------------------------

                     This Amendment No. 6 ("Amendment No. 6") amends the Statement on Schedule 13D (the "Schedule 13D") filed on November 20, 1998, as amended by Amendment No. 1 filed on November 30, 1998 ("Amendment No. 1"), Amendment No. 2 filed on December 2, 1998 ("Amendment No. 2"), Amendment No. 3 filed on December 21, 1998 ("Amendment No. 3"), Amendment No. 4 filed on December 24, 1998 ("Amendment No. 4"), and Amendment No. 5 filed on May 11, 1999 ("Amendment No. 5"), by and on behalf of ISP Opco Holdings Inc. ("ISP Opco"), ISP Investments Inc. ("ISP Investments"), International Specialty Products Inc. ("ISP"), ISP Ireland ("ISP Ireland" and, together with ISP Opco, ISP Investments and ISP, the "ISP Group"), Bear, Stearns & Co. Inc. ("Bear, Stearns"), Frederick
R. Adler Intangible Asset Management Trust (the "Adler Trust"), The Cohen Revocable Trust (the "Cohen Trust"), A. Chang ("Chang"), York Capital Management, L.P. ("York Capital"), Dinan Management, L.L.C. ("Dinan Management"), JGD Management Corp. ("JGD Management"), York Investment Limited ("York Investment"), Dinan Management Corporation ("DMC"), James G. Dinan ("JGD"), Idoya Partners ("Idoya"), Prescott Associates ("Prescott"), Prescott International Partners, L.P. ("Prescott International"), Thomas W. Smith as Trustee for the Jack McKenzie Trust Under Agreement Dated April 12, 1992 (the "McKenzie Trust"), Thomas W. Smith as Trustee for the Leo Carroll Wolfensohn Trust Under Agreement Dated March 9, 1994 (the "Wolfensohn Trust"), Thomas W. Smith ("Smith") and Thomas N. Tryforos ("Tryforos" and, together with Idoya, Prescott, Prescott International, the McKenzie Trust, the Wolfensohn Trust and Smith, the "Prescott Entities") (collectively, the "Reporting Persons") with respect to their ownership of common stock, par value $.01 per share (the "Common Stock"), of Life Technologies, Inc. (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the
Schedule 13D, as previously amended.

ITEM 2.              IDENTITY AND BACKGROUND

                     The name, position, business address and citizenship of each director and executive officer of ISP Opco are set forth on Schedule A hereto.

                     The name, position, business address and citizenship of each director and executive officer of ISP Investments are set forth on Schedule B hereto.

                     The name, position, business address and citizenship of each director and executive officer of ISP are set forth on Schedule C hereto.

                     The name, position, business address and citizenship of each director and executive officer of ISP Ireland are set forth on Schedule D hereto.

                     None of the Reporting Persons nor any of the persons listed on Schedules A through D hereto has, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding a violation with respect to such laws.

                     Except as set forth above, the response of the Reporting Persons to this Item 2 as previously disclosed in the Schedule 13D, as amended, has not changed.

ITEM 3.              SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                     Since the filing of Amendment No. 5, Bear, Stearns purchased an aggregate of 7,346 Shares in its market-making account for total consideration (including brokerage commissions) of $264,784.70 derived from working capital of Bear, Stearns.

ITEM 5.              INTEREST IN SECURITIES OF THE ISSUER

                     As of the close of business on December 3, 1999, the Reporting Persons beneficially owned (or are deemed, solely for purposes of Rule 13d-3, to beneficially own), directly or indirectly, an aggregate of 6,245,316 Shares, representing approximately 25.02% of the Common Stock outstanding (based on 24,957,556 shares of Common Stock believed by the Reporting Persons to be outstanding as of September 30, 1999).

                     Bear, Stearns has the sole power to vote, direct the voting of, dispose of and direct the disposition of 342,751 Shares. Bear, Stearns has shared power to vote, direct the voting of, dispose of and direct the disposition of 92,000 Shares held in discretionary accounts. Of the 434,751 Shares beneficially owned by Bear, Stearns, only 300,000 Shares that are owned by Bear, Stearns are subject to the Group Agreement (as defined below in Item 6) between Bear, Stearns and certain of the Reporting Persons. The remaining 42,751 Shares owned by Bear, Stearns are held in its market-making account and are not subject to the Group Agreement. The 92,000 Shares beneficially owned by Bear, Stearns in discretionary accounts are also not subject to the Group Agreement.

                     In the past 60 days, the Reporting Persons effected transactions in Shares in open market transactions as set forth in Schedule E hereto.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                     On December 3, 1999, the Reporting Persons other than the Prescott Entities entered into a letter agreement (the "Extension Agreement") pursuant to which each such Reporting Person agreed to extend through September 30, 2000 the provisions of the respective Group Agreement(s) to which such Reporting Person is a party relating to (i) selling or otherwise disposing of any Shares and (ii) entering into any other contract, arrangement, understanding or relationship with any other persons with respect to equity securities of the Company.

                     Except as set forth above, the response of the Reporting Persons to this Item 6 as previously disclosed in Amendment No. 5 has not changed.

ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS

                     Form of Extension Agreement among the Reporting Persons with respect to the filing of this Amendment No. 6.

             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  December 6, 1999

                               ISP OPCO HOLDINGS INC.
                               ISP INVESTMENTS INC.
                               INTERNATIONAL SPECIALTY PRODUCTS INC.

                               By:  /s/ Susan B. Yoss
                                    --------------------------------------------
                                    Susan B. Yoss
                                    Vice President and Treasurer


                               ISP IRELAND

                               By:  /s/ Ueli Marty
                                    --------------------------------------------
                                    Ueli Marty
                                    Director


                               BEAR, STEARNS & CO. INC.

                               By:  /s/ Barry Cohen
                                    --------------------------------------------
                                    Barry Cohen
                                    Senior Managing Director


                               YORK CAPITAL MANAGEMENT, L.P.

                               By: DINAN MANAGEMENT, L.L.C., its General Partner

                                    By: /s/ James G. Dinan
                                        ----------------------------------------
                                        James G. Dinan
                                        President


                               DINAN MANAGEMENT, L.L.C.

                               By:  /s/ James G. Dinan
                                    --------------------------------------------
                                    James G. Dinan
                                    President

                               JGD MANAGEMENT CORP.
                               DINAN MANAGEMENT CORPORATION

                               By:  /s/ James G. Dinan
                                    --------------------------------------------
                                    James G. Dinan
                                    President


                               YORK INVESTMENT LIMITED

                               By:  /s/ Anthony L.M. Inder Reiden
                                    --------------------------------------------
                                    Anthony L.M. Inder Reiden
                                    Director


                               /s/ James G. Dinan
                               -------------------------------------------------
                               James G. Dinan


                               FREDERICK R. ADLER INTANGIBLE ASSET
                               MANAGEMENT TRUST

                               By:  /s/ Susan R. Chapman
                                    --------------------------------------------
                                    Susan R. Chapman
                                    Trustee


                               THE COHEN REVOCABLE TRUST

                               By:  /s/ S. Cohen
                                    --------------------------------------------
                                    S. Cohen
                                    Trustee


                               /s/ A. Chang
                               -------------------------------------------------
                               A. Chang

                               /s/ Thomas W. Smith
                               -------------------------------------------------
                               Thomas W. Smith


                               /s/ Thomas N. Tryforos
                               -------------------------------------------------
                               Thomas N. Tryforos



                               PRESCOTT INTERNATIONAL PARTNERS, L.P.

                               By:  /s/ Thomas W. Smith
                                    --------------------------------------------
                                    Thomas W. Smith
                                    General Partner


                               By:  /s/ Thomas N. Tryforos
                                    --------------------------------------------
                                    Thomas N. Tryforos
                                    General Partner


                               PRESCOTT ASSOCIATES

                               By:  /s/ Thomas W. Smith
                                    --------------------------------------------
                                    Thomas W. Smith
                                    General Partner


                               By:  /s/ Thomas N. Tryforos
                                    --------------------------------------------
                                    Thomas N. Tryforos
                                    General Partner


                               IDOYA PARTNERS

                               By:  /s/ Thomas W. Smith
                                    --------------------------------------------
                                    Thomas W. Smith
                                    General Partner


                               By:  /s/ Thomas N. Tryforos
                                    --------------------------------------------
                                    Thomas N. Tryforos
                                    General Partner

                               JACK MCKENZIE TRUST U/A DATED
                               APRIL 12, 1992

                               By:  /s/ Thomas W. Smith
                                    --------------------------------------------
                                    Thomas W. Smith
                                    Trustee


                               LEO CARROLL WOLFENSOHN TRUST U/A
                               DATED MARCH 9, 1994

                               By:  /s/ Thomas W. Smith
                                    --------------------------------------------
                                    Thomas W. Smith
                                    Trustee

                                   SCHEDULE A

           The name and position of the directors and executive officers of ISP Opco Holdings Inc. are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470, except as indicated below. All executive officers and directors are citizens of the United States.

Name                      Position
----                      --------

Sunil Kumar               President and Chief Executive Officer

Randall R. Lay            Executive Vice President and Chief Financial Officer

Richard A. Weinberg       Director, Executive Vice President, General Counsel
                          and Secretary

Andrew G. Mueller         Executive Vice President - Operations

Barry A. Crozier          Director and Vice President

Arthur W. Clark           Director and Manager - Banking and Cash Operations



Mr. Crozier is a certified public accountant with Belfint, Lyons & Shuman, an accounting firm, the address of which is 200 West 9th Street, Suite 600, Wilmington, Delaware 19801.

                                   SCHEDULE B

           The name and position of the directors and executive officers of ISP Investments Inc. are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470, except as indicated below. All executive officers and directors are citizens of the United States.

Name                      Position
----                      --------

Sunil Kumar               President and Chief Executive Officer

Randall R. Lay            Executive Vice President and Chief Financial Officer

Richard A. Weinberg       Director, Executive Vice President, General Counsel
                          and Secretary

Andrew G. Mueller         Executive Vice President - Operations

Barry A. Crozier          Director and Vice President

Arthur W. Clark           Director and Manager - Banking and Cash Operations



Mr. Crozier is a certified public accountant with Belfint, Lyons & Shuman, an accounting firm, the address of which is 200 West 9th Street, Suite 600, Wilmington, Delaware 19801.

                                   SCHEDULE C

           The name and position of the directors and executive officers of International Specialty Products Inc. are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470, except as indicated below. All executive officers and directors are citizens of the United States.

Name                      Position
----                      --------

Samuel J. Heyman          Director and Chairman

Sunil Kumar               Director, President and Chief Executive Officer

Carl R. Eckardt           Director

Randall R. Lay            Executive Vice President and Chief Financial Officer

Richard A. Weinberg       Executive Vice President, General Counsel and
                          Secretary

Andrew G. Mueller         Executive Vice President - Operations

Harrison J. Goldin        Director

Charles M. Diker          Director

Sanford Kaplan            Director

Burt Manning              Director


Mr. Goldin is the senior managing director of Goldin Associates, L.L.C., a consulting firm, the address of which is 767 Fifth Avenue, New York, New York 10153. Mr. Diker is a non-managing principal of Weiss, Peck & Greer, an investment management firm, the address of which is 1 New York Plaza, New York, New York 10004. Mr. Kaplan is a private investor and consultant. Mr. Manning is Chairman Emeritus of J. Walter Thompson Company, a multinational advertising company, and President of Brookbound Incorporated, a strategic consultancy company, the address of which is 105 East 67th Street, New York, New York 10021.

                                   SCHEDULE D

           The name and position of the directors and executive officers of ISP Ireland are set forth below. All such persons are citizens of the Republic of Ireland, except for Ulei Marty who is a citizen of Switzerland.

           Name                           Principal Occupation or Employment
           ----                           ----------------------------------

           Ulei Marty                     Director

           Ian Talbot                     Director

           Paul Wallace                   Director

           Mr. Marty is the General Manager of ISP (Switzerland) AG, the address of which is Zuger Strasse 77, Baar, Switzerland. Mr. Talbot is Vice President of Chase Manhattan Bank (Ireland) plc, the address of which is Chase Manhattan House, International Financial Services Center, Dublin 1, Ireland. Mr. Wallace is an attorney at Strickland & Wallace, the address of which is 10 Mellifont Avenue, Dun Laoghaire, Co. Dublin.

                                   SCHEDULE E


           The following schedule sets forth information with respect to each purchase of Shares which was effectuated by the Reporting Persons during the past 60 days. All transactions were effectuated in the open market through a broker.

                                                           ISP OPCO HOLDINGS INC.
                                                           ----------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                 ISP INVESTMENTS INC. (directly and through
                                                       ISP Investment Grantor Trust)
                                                       -----------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                   INTERNATIONAL SPECIALTY PRODUCTS INC.
                                                   -------------------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                                ISP IRELAND
                                                                -----------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None





                                       33

                                                          BEAR, STEARNS & CO. INC.
                                                          ------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

          10/4/99                                                      145                                    39
          10/27/99                                                    (500)                                   41-3/8
          10/27/99                                                    (800)                                   41-1/2
          11/8/99                                                      500                                    39-1/8
           11/10                                                       469                                    38-5/8

                                          FREDERICK R. ADLER INTANGIBLE ASSET MANAGEMENT TRUST
                                          ----------------------------------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                         THE COHEN REVOCABLE TRUST
                                                         -------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                                  A. CHANG
                                                                  --------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                       YORK CAPITAL MANAGEMENT, L.P.
                                                       -----------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None





                                       34

                                                          DINAN MANAGEMENT, L.L.C.
                                                          ------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                          YORK INVESTMENT LIMITED
                                                          -----------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                            JGD MANAGEMENT CORP.
                                                            --------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                        DINAN MANAGEMENT CORPORATION
                                                        ----------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                               JAMES G. DINAN
                                                               --------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                               IDOYA PARTNERS
                                                               --------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None







                                       35

                                                            PRESCOTT ASSOCIATES
                                                            -------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                   PRESCOTT INTERNATIONAL PARTNERS, L.P.
                                                   -------------------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                  THOMAS W. SMITH AS TRUSTEE FOR THE JACK
                                                       McKENZIE TRUST UNDER AGREEMENT
                                                            DATED APRIL 12, 1992
                                                            --------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                   THOMAS W. SMITH AS TRUSTEE FOR THE LEO
                                                       CARROLL WOLFENSOHN TRUST UNDER
                                                       AGREEMENT DATED MARCH 9, 1994
                                                       -----------------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None


                                                              THOMAS W. SMITH
                                                              ---------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None




                                       36

                                                             THOMAS N. TRYFOROS
                                                             ------------------

                                                                 Number of
            Date                                          Shares Purchased (Sold)                          Price Per Share
            ----                                          -----------------------                          ---------------

                                                                      None



                                  EXHIBIT INDEX

Exhibit No.                         Document                            Page No.
-----------                         --------                            --------

    1          Form of Extension Agreement among the Reporting
               Persons with respect to the filing of this Amendment
               No. 6












                                       38